SVB FINANCIAL SERVICES, INC.

                      2001 ADVISORY BOARD STOCK GRANT PLAN

1. PURPOSES.

               1.1. Opportunity to Receive Stock. The purpose of the Plan is to provide a means by which the persons serving as members on the Advisory Board of the Company or of an Affiliate of the Company may receive a grant of stock directly from the Company. The Company, by means of the Plan, seeks to compensate the persons now serving as Advisory Board Members of the Company and/or of its Affiliates, to retain the services of those persons, to secure and retain the services of new Advisory Board Members of the Company and its Affiliates, and to provide a sense of ownership and related incentives for all such persons to contribute their services and know-how for the success of the Company and its Affiliates.

               1.2. Stock Grants. The Company intends that the Grants of Common Stock issued under the Plan will provide recipient Advisory Board Members with immediate ownership in the Company. The Company intends (but does not commit) to register the Granted Stock under the Federal Securities Act of 1933, as amended (the "1933 Act") and, as reasonably possible, to cover the resale of the Granted Stock by a Grantee.

2. DEFINITIONS.

               2.1. "Advisory Board" means a board established by the Company or an Affiliate to assist the Company or Affiliate, as the case may be, in designing marketing strategies and in knowing about community developments.

               2.2. "Advisory Board Member" means a member of an Advisory Board.

               2.3. "Affiliate" means any corporation or other business entity controlled by, controlling or under common control with the Company, (including any parent or subsidiary of the Company), whether such corporations or other business entities are now or are hereafter existing.

               2.4. "Board" means the Board of Directors of the Company.

               2.5. "Code" means the Internal Revenue Code of 1986, as amended.

               2.6. "Committee" means the Board of Directors of the Company unless a separate Committee has been appointed by the Board in accordance with
Section 3.3 of the Plan.

               2.7. "Common Stock" means the common stock of SVB Financial Services, Inc., a New Jersey corporation.

               2.8. "Company" means SVB Financial Services, Inc., a New Jersey corporation.

               2.9. "Director" means a member of the Board.


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               2.10. "Exchange Act" means the Securities and Exchange Act of
1934, as amended.

               2.11. "Grant" means the grant of Common Stock by the Company pursuant to the Plan.

               2.12. "Grantee" means an Advisory Board Member who has received a Grant of Granted Stock pursuant to the Plan.

               2.13. "Grant Agreement" means a written Agreement between the Company and a Grantee evidencing the agreements required of the Grantee with respect to securities law compliance as a condition of the Grant. The Grant Agreement shall be subject to the terms and conditions of the Plan.

               2.14. "Granted Stock" means with respect to a Grant, the Shares of Common Stock covered by the Grant.

               2.15. "Plan" the SVB Financial Services, Inc. 2001 Advisory Board Stock Grant Plan.

               2.16. "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

               2.17. "Shares" shall mean a share of Common Stock, as adjusted in accordance with Section 9.

3. ADMINISTRATION.

               3.1. Committee. The Plan shall be administered by the Committee.

               3.2. Powers. The Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan to:

               (a) make Grants;

               (b) determine the Advisory Board Member to whom, and the time or times at which, Grants shall be made and the number of shares of Granted Stock covered by each Grant;

               (c) amend the Plan as provided in Section 10;

               (d) construe and interpret the Plan and the Grants made under it, and to establish, amend and revoke rules and regulations for the administration of the Plan, subject to Section 10; including correcting any defect, omission or inconsistency in the Plan or in any Grant Agreement in any manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

               (e) issue shares of the Company's Common Stock in connection with a Grant;

               (f) make all other determination deemed necessary or advisable for the administration of the Plan.

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               3.3. Committee. The Board may appoint a committee composed of not fewer than two (2) members of the Board to serve in its place with respect to the Plan. All of the members of such Committee shall be Officers or Directors. From time to time, the Board may increase the size of the Committee and appoint such additional members, remove members (with or without cause) and substitute new members of the committee, fill vacancies, (however caused) and remove members of the committee and thereafter directly administer the Plan, all to the extent permitted by the rules governing plans intended to qualify as a discretionary plan under Rule 16b-3.

4. SHARES SUBJECT TO PLAN.

               4.1. Number of Shares. Subject to the provisions of Section 9 relating to adjustments upon changes in the Company Stock, up to 5,000 shares of the Company's Common Stock are to be available under the Plan, with respect to which Grants may be made.

               4.2. Stock Subject to Plan. The Common Stock subject to the Plan may be either authorized but unissued shares of Common Stock or outstanding shares of Common Stock, bought by the Company on the market or otherwise for use under the Plan.

5. ELIGIBILITY.

               5.1. Advisory Board Members. Grants may be made under this Plan only to Advisory Board Members.

6. GRANT AGREEMENT PROVISIONS.

               6.1. Each Grant Agreement shall be in such form and contain such terms and conditions as the Committee shall deem appropriate. In the event that any provision of a Grant Agreement and the Plan conflict, the provisions of the Plan shall control.

               6.2. The provisions of each Grant Agreement shall include a requirement that the Grantee, as an inducement and condition for the making of the Grant, (i) provide as requested complete and accurate information concerning the Grantee reasonably necessary for inclusion in a resale prospectus and agree to indemnify the Company with respect to the accuracy and completeness of that information, (ii) give written assurances satisfactory to the Company stating that such person has no present intention of selling or otherwise distributing the Shares of Granted Stock; and (iii) deliver such other documentation as may be necessary to comply with Federal and state securities laws. The requirements and any assurances given pursuant to clauses (i) and (ii) shall be inoperative if (x) the issuance of the Shares of Granted Stock have been registered under a then effective registration statement under the 1933 Act and all applicable state securities laws, and such registration statement includes an effective resale prospectus, or (y) as to any such requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on the certificates evidencing Shares of Granted Stock issued under the Plan, as such counsel deems necessary and appropriate in order to comply with applicable securities laws, including but not limited to, legends restricting the transfer of the stock, and may enter stop transfer orders against the

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transfer of the Shares of Granted Stock. The Company has no obligation to undertake registration of the Shares of Granted Stock.

7. COVENANTS OF THE COMPANY.

               7.1. Regulatory Approvals. The Company shall seek and obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to make Grants of Granted Stock; provided, however, that this undertaking shall not require the Company to register under the 1933 Act either the Plan or any Shares of Granted Stock. If, after reasonable efforts, the Company is unable to obtain from such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance of the Shares under the Plan, the Company shall, unless and until such authority is obtained, be relieved from any liability for both failure to obtain such authority and to issue Shares.

8. MISCELLANEOUS.

               8.1. No Right To Continue as Advisory Board Member. Nothing in the Plan or in any instrument executed or Grant made pursuant thereto shall confer upon any Advisory Board Member or Grantee any right to serve or to continue to serve in the position of Advisory Board Member with the Company, or any Affiliate or shall affect the right of the Company or any Affiliate to terminate the service or the relationship of any Advisory Board Member or Grantee, with or without cause.

               8.2. Date Grant Made. The date any Grant is made is the date the Committee specifies as the date the Grant is in fact made.

               8.3. Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 (to the extent such Rule applies) and, with respect to such persons, all transactions shall be subject to such conditions regardless of whether they are expressly set forth in the Plan or the Grant Agreement. To the extent any provision of the Plan or action by the Committee fails to comply, it shall not apply to such persons or their transactions and shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

8.4. Notice. Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when it is received. Any written notice to a Grantee required by the
Plan shall be addressed to the Grantee at the address on file for the Grantee with the Company and shall become effective 3 days after it is mailed by certified mail, postage prepaid to such address or at the time of delivery if delivered sooner by messenger or overnight delivery service.

9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER.

               9.1. Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares of Common Stock subject to the Plan and the number of shares of Common Stock that have been authorized for issuance under the Plan but which have not been issued as Granted Stock shall be proportionally adjusted for any increase or decrease in the number of issued shares of the Common Stock, resulting from a stock split, stock

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dividend, combination or reclassification of shares of Common Stock effected without consideration by the Company; provided, however that the conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

10. AMENDMENT OF THE PLAN.

               10.1. Amendments by the Committee. The Committee at any time, from time to time, may amend the Plan, provided, however, that if required by Rule 16b-3 (and it is determined that Rule 16b-3 applies to the Plan), no amendment shall be made more than once every six months, other than to comport with the changes in the Code, ERISA or the rules and regulations promulgated thereunder.

               10.2. Compliance with the Code and Rule 16b-3. It is expressly contemplated that the Committee may amend the Plan in any respect the Committee deems necessary or advisable to bring the Plan into compliance with the Code and Rule 16b-3, if the Committee first determines that the Code or Rule 16b-3 applies to the Plan to require such amendment.

               10.3. Shareholder Approval. Notwithstanding anything to the contrary, the Company shall obtain shareholder approval of any Plan amendment to the extent necessary or desirable to comply with Rule 16b-3 or with the Code (or any successor rule or statute) or with any other applicable law, rule or regulation, including the requirements or any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, shall be obtained in such manner and to such degree as is required by the applicable law, rule or regulation.

               10.4. Rights and Obligations Awarded Prior to Amendments. Rights and obligations of any Grantee under any Grant Agreement covering a Grant made before amendment of the Plan shall not be altered or impaired by any amendment of the Plan unless (i) the Grantee still holds the Granted Stock and (ii) the Company requests and obtains the consent of the Grantee.

11. TERMINATION OR SUSPENSION OF THE PLAN.

               11.1. Termination Date. The Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate within ten (10) years of the date the Plan is adopted by the Board of Directors. No Grants may be made may be awarded under the Plan while it is suspended or after it is terminated.

12. EFFECTIVE DATE OF PLAN.

               12.1. The Plan shall become effective as determined by the Board, but no Grants may be made unless and until any required approval, if any, by the shareholders of the Company of the Plan has been obtained. Continuance of the Plan shall be subject to the approval of the Board and, if required by applicable law, rule or regulation, including the requirements or any exchange or quotation system on which the Common Stock is listed or quoted, the shareholders.


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